Exhibit 99.1

1150 15TH STREET, NW | WASHINGTON, DC 20071 | (202) 334-6000

Warren Buffett to Retire from the Board of

The Washington Post Company

WASHINGTON—January 20, 2011—The Washington Post Company (NYSE: WPO) announced today that Warren E. Buffett, Chairman of Berkshire Hathaway, Inc., will not be a candidate for re-election to its board of directors. Buffett, who has served on the board since 1974 (with a break of eight years when he became a director of Capital Cities), will continue to serve until the expiration of his current term in May.

“For most of the last 37 years, we’ve been privileged to have on our board perhaps the best adviser any company could have had throughout that period,” said Donald E. Graham, chairman and chief executive officer of The Washington Post Company.

“Warren’s influence has been pervasive, from major corporate policies to the menu at board lunches,” Graham said. “Only our cholesterol levels will be better going forward.”

“Warren has encouraged us to continue to consult him on Company matters and with the encouragement of our board, calls to the 402 area code will not be decreasing.”

Buffett added, “I’ve loved The Washington Post since I delivered almost 500,000 copies of it as a youth in Washington. That love for the product, the Company and the management continues unabated today. I will always be available to help management in any way they request. It’s been a great 37 years.”

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Press Contact:	Rima Calderon
(202) 334-6617 calderonr@washpost.com